Exhibit 3.15

State of Delaware Secretary of State Division of Corporations Delivered 12:16 PM 02/04/2014 FILED 12:16 PM 02/04/2014 SRV 140129850 – 5477286 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is BMC Meridale, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, # 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is The Company Corporation

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                    .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 4th day of February, 2014.

By: /s/ James F. Mosier
Authorized Person(s)
Name:	James F. Mosier

State of Delaware Secretary of State Division of Corporations Delivered 12:39 PM 08/29/2014 FILED 12:11 PM 08/29/2014 SRV 141125116 – 5477286 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: BMC Meridale, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Change name to Benchmark Builders North Carolina, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 28th day of August, A.D. 2014.

By:	/s/ W. Allen Bennett
Authorized Person(s)

Name:	W. Allen Bennett Vice President, General Counsel
Print or Type